Exhibit 5.1



                         August 24, 1998



Board of Directors
Patriot Bank Corp.
High & Hanover Streets
P.O. Box 1090
Pottstown, Pennsylvania 19464

Re:  Patriot Bank Corp. Employee Stock Purchase Plan

Gentlemen:

     You have asked us to provide you with our opinion whether the 250,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Patriot Bank Corp. (the "Company") issuable from time to time pursuant to options granted under the Patriot Bank Corp. Employee Stock Purchase Plan (the "Plan"), when and if such shares are issued pursuant to and in accordance with the Plan, will be duly and validly issued, fully paid and nonassessable. We, as counsel to the Company, have reviewed:

     1. The Pennsylvania Business Corporation Law of 1988, as amended;

     2.   The Articles of Incorporation of the Company;

     3.   The By-laws of the Company; and

     4. The Resolutions of the Board of Directors of the Company adopted on December 18, 1997 and August 20,
          1998 as certified by the Corporate Secretary of the Company.

     Based on our review of such documents, it is our opinion that the Common Stock issuable upon the exercise of options granted under the Plan, when and as issued and paid for in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that the Company will have, at the time of the issuance of such Common Stock, a sufficient number of authorized shares available for issue.

     We consent to the filing of this opinion as an exhibit to the registration statement the Company is filing today in connection with the registration of 250,000 shares of the Company's Common Stock, and to the reference to us under the heading "legal matters" in the related Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours

                              /s/Stevens & Lee

                              Stevens & Lee